AMENDMENT TO THE

AMENDED AND RESTATED

PATENT AND TECHNOLOGY LICENSE AGREEMENT

THIS AMENDMENT TO THE AMENDED AND RESTATED PATENT AND   TECHNOLOGY LICENSE AGREEMENT (this “Amendment”) is entered into as of September 22, 2020 (the “Effective Date”), by and between CELL SCIENCE HOLDING LTD., a limited liability company organized and existing under the laws of the Republic of Cyprus, having its principal office at Panteli Katelari 18A, Agios Ioannis, Limassol, 3012 Cyprus (“Cell Science”), and BAKHU HOLDINGS, CORP., a Nevada corporation, having its principal office at One World Trade Center, Suite 130, Long Beach, CA 90831, United States (“Bakhu”).

Premises

A.Cell Science owns and controls patents and patents pending that encompass the products, methods, and processes described and claimed in the Patents Rights, together with related know-how, trade secrets, proprietary information, and related intellectual property and has determined that it is in the best interests of Cell Science to develop and commercialize the products, methods, and processes described and claimed in the Patents Rights based on the terms and conditions set forth herein. Cell Science has granted to Bakhu, and Bakhu has accepted, and launched its business plan on the basis of, such license grant.

B.Cell Science and Bakhu are parties to that certain Patent and Technology License Agreement, dated December 20, 2018, which on December 31, 2019, was merged with and into the Amended and Restated Patent and Technology License Agreement and is further amended by this Amendment (the “License Agreement”). In the License Agreement, Cell Science is referred to as the Licensor and Bakhu is referred to as the Licensee.

C.Cell Science and Bakhu desire that the terms and provisions of the License Agreement be further amended and revised pursuant to the terms and provisions of this Amendment.

D.Capitalized terms used but not defined in the Amendment have the meanings ascribed them in the License Agreement.

Agreement

NOW, THEREFORE, upon the foregoing premises and the mutual agreements and covenants herein contained, which are incorporated herein by this reference, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Cell Science and Bakhu hereby agree as follows:

1.Revised Exhibit 1. Exhibit 1 attached to this Amendment entitled “Revised Laboratory Testing Requirements for Section 4.2” (“Efficacy Demonstration”) fully replaces and supersedes the Exhibit 1 attached to the License Agreement.

2.Common Stock Issued or to be Issued.

(a)The 210,000,000 shares of Common Stock delivered to Cell Science are subject to forfeiture pending the completion of the laboratory testing to be performed pursuant to Section 4.1 of the License Agreement.

(b)Pending the completion of laboratory testing that meets or exceeds the requirements of the Restated License, 190,000,000 of the shares of Bakhu Common Stock previously delivered to Cell Science by Bakhu shall be subject to forfeiture (the “Contingent Shares”), and 20,000,000 shares will be free from possible forfeiture and be released (the “Released Shares”). In consideration of the License Agreement and this Amendment, the Released Shares are deemed issued and fully paid, and Cell Science will have no obligation to forfeit or return for cancellation any Released Shares.

(c)Cell Science will not transfer any right, title, or interest in or to the Contingent Shares and authorizes and instructs Bakhu to lodge a copy of this Amendment with Bakhu’s transfer agent and registrar as Bakhu’s instructions not to register transfer of any part of such Contingent Shares.

3.Commercial Scale Demonstration; Payment of License Consideration. In accordance with its license, Bakhu is conducting or causing to be conducted the laboratory testing in accordance with the requirements of the Restated License and this Amendment, particularly Exhibit 1 of this Amendment. The results of the laboratory testing must meet or exceed previously made representations of the Inventor and Cell Science as to commercial quantity, concentration and cost, and otherwise be reasonably acceptable to Bakhu relative to its business and profit goals respecting the Licensed Science by the date specified in revised Exhibit 1 to this Amendment including the term of any applicable Extended Test Period. In the event the laboratory testing demonstrates commercial quantity, concentration and costs less than 90% of the prior representations and warranties of Cell Science, the number of Contingent Shares to be released and amount of cash payable under the Restated License is to be reduced in proportion to the actual efficacy compared to the promised efficacy represented by Cell Science as specified in the Standard Result (the “Percentage Achievement”), all as more particularly set forth in Exhibit 1 to this Amendment.

(a)On completion of the laboratory testing, as confirmed by a third-party testing laboratory, Bakhu will advise Cell Science of Bakhu’s proposed Percentage Achievement, together with supporting detail, including the report of results from the third-party testing laboratory (the “Proposed Percentage Achievement”). The Proposed Percentage Achievement will be deemed accepted and agreed to by Cell Science unless it objects in writing within ten (10) days after receiving the Proposed Percentage Achievement (the “Objection Date”).

(b)If Cell Science timely objects to Bakhu’s Proposed Percentage Achievement, the amount of the Percentage Achievement will be determined in accordance with this subparagraph. Bakhu and Cell Science will, within twenty (20) days the Objection Date, select and agree upon a scientist to determine the Proposed Percentage Achievement.  Such scientist will use his or her best efforts to render his or her decision on or before thirty (30) days after his or her selection. Such determination by such scientist will be final and binding upon the parties.  If Bakhu and Cell Science cannot agree upon a scientist within eighty (80) days after the Objection Date, then each of Bakhu and Cell Science will, within ninety-five (95) days of the Objection Date, select a scientist.  Such scientists will use their best efforts to render their determination on or before thirty (30) days after their selection.  If the highest number determined by such scientists does not exceed the lowest determination by more than thirty percent (30%), then the average of such determination will be the Proposed Percentage Achievement and such average will be final and binding upon the parties.  If the higher determination exceeds the lower determination by more than thirty percent (30%) of the lower number, then the two scientists will select a third scientist.  Such third scientist will use his or her best efforts to render the determination of the Percentage Achievement, which must be between the numbers of the preceding two scientists. The Proposed Percentage Achievement will be decided by the third scientist on or before thirty (30) days after his or her selection.  The determination of such third scientist will be final and binding upon the parties.  The cost of the scientists appointed by Cell Science will be borne by it, the cost of the scientist appointed by Bakhu will be borne by it, and the cost of the third scientist or, if the parties will have jointly selected one scientist, the cost of the jointly-selected scientist will be borne one-half (½) by Cell Science and one-half (½) by Bakhu.  For purposes of this provision, each scientist will be required to have earned at least a PhD in a discipline relevant to cell culture biochemistry or microbiological and biochemistry-based cell science principles.

(c)On final determination of the Percentage Achievement, Bakhu will:

(i)calculate the number of Contingent Shares to be forfeited and delivered by Cell Science to Bakhu, if any, as provided in Section 4.1 of the License Agreement, and the amount of the reduction to the one-time payment of U.S. $3.5 million, less an amount equal to all cash and expense advances to Cell Science representatives to the Science Team (the “One-time Payment”);

(ii)Execute and deliver to Cell Science Bakhu’s irrevocable confirmation that any claim to all or any portion of the Contingent Shares released pursuant hereto against delivery of the certificate for that portion of the Contingent Shares to be surrendered as provided in subparagraph (g) of this section below; and

(iii)complete to appropriately reflect the principal amount of the One-time Payment reflecting the Percentage Achievement, execute, and deliver to Cell Science the promissory note substantially in the form of Exhibit 2 attached hereto and incorporated herein by reference (the “Note”), with interest specified at the lowest applicable federal  rate permitted to avoid the imputation of interest under the U.S. Internal Revenue Code.

The One-time Payment and the Contingent shares released from forfeiture are referred to together as the License Consideration.

(d)On final determination of the Percentage Achievement, Cell Science will deliver to Bakhu the certificate evidencing the shares of Contingent Shares to be cancelled in accordance with Section 4.1 of the License Agreement, properly endorsed for transfer, accompanied by evidence reasonably acceptable to Bakhu that all required endorsement are genuine and effective.  If the certificate delivered by Cell Science is for a larger number of shares than the shares to be cancelled, Bakhu will promptly transfer and issue in the name of Cell Science a certificate for the shares surrendered that are not to be cancelled.

4.License Recordation. In order to effectuate the grant of the license contemplated by the License Agreement, contemporaneously with the execution of this Amendment, Cell Science will execute, have acknowledged, and deliver to Bakhu the Patent and Technology License in the form attached as Exhibit 3, to be held in trust by Bakhu pending satisfaction of Section 2 of this Amendment. Upon Bakhu’s delivery of the License Consideration as provided above, Bakhu will record the form of Patent and Technology License in the form of Exhibit 3 attached hereto and incorporated herein by reference. At the request of Bakhu, Cell Science will execute such additional confirmatory instruments or documents deemed by Bakhu to be necessary and convenient to fully vest in Bakhu the rights and license to be granted hereunder.

5.Retained Rights; No Implied Licenses; Limitations. The license granted hereunder is subject the rights retained by Cell Science to:

(a)publish the scientific findings from research related to the Patent Rights;

(b)use the Licensed Science for patient care, teaching, research, education, and other educationally related purposes; and

(c)use the Licensed Science in fields other than the Field.

In addition, all rights not specifically granted to Bakhu herein are reserved and retained by Cell Science. Nothing in this Amendment will be deemed to constitute the grant of any license or other right to either party, to or in respect of any product, patent, trademark, proprietary information, trade secret, or other data or any other intellectual property of the other party, except as expressly set forth herein.

6.Satisfaction of Agreement Covenants. Upon payment of the License Consideration as provided above, Bakhu will be deemed to have satisfied all representations, warranties, terms, covenants, and conditions required under the License Agreement to have been performed, satisfied, or met by Bakhu under the License Agreement. Thereafter, no right, remedy, cause of action, or claim for relief will be based thereon. No further misrepresentation, statement, warranty, act, failure to make any statement, action, or failure to act by Bakhu, including failure to fully and timely perform any term, covenant, or condition of the Note, including payment of all amounts due, will alter or affect in any way the right and license granted to Bakhu hereunder or the rights granted by Bakhu to sublicensees. Notwithstanding the foregoing, if Bakhu is found in any final, non-appeal order by a court having jurisdiction in the premises, liable to Cell Science for any breach of or default under the License Agreement or any material misrepresentation or failure to state a material fact required to be stated in order to make any statement that is made not misleading, Cell Science’s remedy will be limited to substitution as sublicensor under any sublicense granted by Bakhu, subject to generally prevailing equitable principles and applicable rights and limitation under U.S. Bankruptcy Law

7.Patent Expenses and Prosecution. Any breach of or default by Bakhu under Section 7 of the License Agreement, “Patent Expenses and Prosecution”, will not alter, affect, or result in the forfeiture of the rights and license granted hereunder or any sublicense or similar rights granted by Bakhu in accordance with its rights and license.

8.Ratification of Agreement. Except as expressly amended by the foregoing, the parties ratify and confirm the License Agreement.

*** Signature Page Follows ***

IN WITNESS WHEREOF, the parties hereto have caused their duly authorized representatives to execute this Amendment as of the Effective Date.

LICENSOR:

CELL SCIENCE HOLDING LTD.

By: _______________________________________

Petros Charalambous, Director and Secretary

Date: __________________________________

LICENSEE:

BAKHU HOLDINGS, CORP.

By: _______________________________________

Thomas K. Emmitt, President and CEO

Date: __________________________________

Exhibit 1 to

Amendment to Amended and Restated Patent

and Technology License Agreement

EXHIBIT 1

REVISED LABORATORY TESTING REQUIREMENTS FOR SECTION 4.2

Planned demonstration of application of proprietary science and processes at commercial scale within standards of agreed efficacy.

The Parties (as defined therein) to that certain Amended and Restated Patent and Technology License Agreement dated December 31, 2019 (the “Restated License”), as amended by the Amendment to License Agreement dated September 22, 2020 (the “Amendment to the Restated License”) (together, the “License Agreement”), all agree that a commercial scaled demonstration of the Licensed Science, as defined in the License Agreement, is necessary to satisfy the claims of the inventor, and to set the economic value of the transaction which contemplates a cash and equity payment to the inventor.

This Revised Laboratory Testing Requirements for Section 4.2 supersedes and replaces in full previous versions of Exhibit 1 to the Restated License.

To this specific end, the Parties agree that the “laboratory testing” referred to in Section 4.2 of the License Agreement will be initiated when Dr. Whitton and his team have satisfactorily prepared the R and D lab environment, and fine-tuned the supporting equipment for the Cell Science Process, with Dr. Whitton providing written notice to Bakhu the Efficacy Demonstration has commenced.  The laboratory testing will have the following attributes, and target delivering the results set forth below, and the delivery of such results will demonstrate, for purposes of this Exhibit and the terms of the Agreement, acceptable “efficacy” of the proprietary science underlying the Licensed Science for commercial and licensing purposes, which means that the laboratory testing confirms that the licensed proprietary science and processes can be used routinely by qualified personnel in accordance with the prescribed specification for specialized equipment, suitable facilities, formulations, and processes to consistently, predictably, repeatedly and economically produce commercial quantities of the specified cannabinoids  (hereinafter the “Efficacy Demonstration”).

The “Science Team” as referenced in this Exhibit consists of professional scientists from Mentone Ltd., a corporation organized under the laws of the United Kingdom, which is owned by Dr. Peter Whitton, Geoffrey Dixon and Karl Watkin.

Overall objective: The end product, in quantity, projected production costs, and quality will meet the representative claims, oral and written, summarized below:

A.Representative Claims and Proposed Actions and Duties of the Inventor:

1.General Claim: The Licensed Science and processes may be utilized to dissect a cell of a cannabis donor plant that has measurable THC (tetrahydrocannabinol) and CBD (cannabidiol) percentage levels, and thereafter grow duplicate cells in a laboratory commercial application over a combined cycle of 18 to 24 weeks, so that each grow cycle,

Exhibit 1 – Page 1

using five (5), 1,000 liter bioreactors (each, a “Bioreactor” and five together, a “Bioreactor Group”), with each Bioreactors in the group and a Bioreactor Group in the aggregate:

(a)loaded from the same seed culture batch,

(b)loaded over a period not to exceed seven days between bioreactors in the Bioreactor Group,

(c)operated under the same temperatures, lighting, ventilation, vacuum, equipment calibration, drying times, temperature, and all other material specifications, and

(d)harvested via membrane filtration to produce a liquid product concentrate.

(e)producing, after filtering, and drying, at least 18 KG (approximately 39 lbs.) of concentrate cells and media culture food and nutrients per Bioreactor and 90 KG (approximately 198 lbs.) for the Bioreactor Group,

(f)with further processing producing the volume of cannabinoids in KG per bioreactor harvest that mirror the same percentage of THC and CBD as the donor cell, and (Example: 20% THC in Donor plan yields 3.6 KG of cannabinoids).

(g)At a predictable cost of consumables, disposables and utilities (excluding capital expenditures, labor, admin, and operational expenses not directly related to the Cell Science Process) of $0.10 per gram.

Tests will be conducted separately for each Bioreactor in a Bioreactor Group and aggregated to determine the test results for that particular Bioreactor Group.

2.Specific Claim: The Licensed Science may be utilized to dissect a donor cell from a cannabis plant, with a laboratory tested and verified beginning THC and CBD levels, re-produce that cell to a flask volume within six to eight weeks, and thereafter reproduce that cell culture from flask to a seed culture volume of 100 liters, separated into 10 liter bags of seed culture cells to be added to ten (10), 1,000 liter bioreactors, with the 10 liter of cells for the seed culture containing the identical cell profile as the original donor cell.

3.Specific Claim: The Cell Science process, of selecting a targeted cell from a cannabis plant with a third party affirmed THC and CBD percentage presence, and growing that targeted cell forward in multiple steps, including growing the cells in a proprietary bioreactor within a proprietary pod under controlled conditions, will produce a cell culture, that after harvesting a 1000 liter bioreactor,  will produce a concentrate that has a proportional representation in terms of KG of cannabinoids of the donor plant identified  THC/CBD cannabinoids.  The Licensed Science processes may be utilized to add a 10 liter seed culture to a one (1), 990 liter medium culture, and in approximately six weeks of cell growth process (the “Production Cycle”), harvest through a filtering process, approximately 100 liters of production cells concentrate that is then laboratory dried to approximately 18 KG (39 lbs.)  or more of dry cell concentrate, media culture nutrients and food, or at the discretion of the Science Team is distilled, to yield the volume of Cannabinoids defined by the formula: 18 times original THC/CBD percentage of donor plant equals the end product expressed in KG.. The end product will contain the same THC and CBD percentages of cannabinoids as the donor cell and the cell profiles in the 10 liter seed culture originally added to the each of the 1,000 liter bioreactors at the beginning of the Production Cycle. (Section 2 and 3 combined as the “Efficacy Demonstration”.  To further clarify, if the donor plant from which the science team harvests the initial seed cells,  had 20% THC/4% CBD (The Donor Cell Profile), the Specific Claim is in a 1000 liter batch, the Cell Science process will yield 3.6KG of pure cannabinoids that mirror the donor plant cell profile.( Yield = 20% X 18kg (our predicted business

Exhibit 1 – Page 2

model concentrate yield sans sugar or nutrient material ) or 3.6 KG of pure cannabinoids)  The Science Team will conduct and document the Efficacy Demonstration in processes in two Bioreactor Groups, Bioreactor Group A consisting of Bioreactors 1 – 5, and Bioreactor Group B consisting of Bioreactors 6 – 10, to satisfy the Efficacy Demonstration requirement.

4.Specific Claim: The Science Team, and their retained professionals can design a commercial production laboratory, which will be equipment with  ten (10), 1,000 liter disposable bioreactor bladders, Bioreactor Group A and Bioreactor Group B, and all necessary supporting equipment for the laboratory, and the production facility (as needed for  sterilization mixing, seed culturing, filtration, drying, and packing) and thereafter oversee the construction and testing of such a facility, and designing and buying or building necessary support equipment, and coincidently, prepare all necessary handbooks and supporting proprietary and non-proprietary process documentation, that will result in a documented demonstration of the commercialization of the science process more fully described in Section 1 above.

5.Specific Claim: The Science Team, and their retained professionals and contractors will oversee the construction and equipping of the proposed laboratory, and production facility in a site selected and provided by an affiliate of the Licensee, including the selection of all equipment and supporting material necessary to complete the laboratory and production facility to the written standards of the Science Team.

6.Specific Duties: The equipment, necessary contractors, labor, permits, insurance, and improvements to procure and prepare the laboratory and production facility will be paid for and owned by an affiliate of the Licensee. Additionally, all supplies, utilities, security, and any fees or expenses common to operation of a laboratory and a production facility will be paid by an affiliate of the Licensee during the Efficacy Demonstration.

7.Specific Duty: The Science Team and their retained professionals will administer any testing, adjusting, and operational exercise required to ready the laboratory and production facility for this specific Efficacy Demonstration.

8.Specific Duty: The Science Team will select the plant(s) to be utilized as the donor plants for the Efficacy Demonstration from a resource provided by an affiliate of the Licensee.

9.Specific Duty: The Science Team will dissect and test the “donor” cell for the level of THC and CBD.

10.Specific Duty: The Science Team will distribute selected cells to a third-party laboratory to affirm the percentage of THC and CBD in the donor cells at the initiation of the culture growing process, with the laboratory test cost paid by the affiliate of the Licensee.

11.Specific Duty: The Science Team will dissect and grow the flask of cells, which will then be utilized to grow the 50 liters of cells to be utilized as the seed culture for the five (5) bioreactors of Bioreactor Group A, which will be loaded, processed, and tested separately, and when this growth process is complete, begin the cell production cycle for Bioreactor Group A.

12.Specific Duty: The Science Team will dissect and grow the flask of cells, which will then be utilized to grow the 50 liters of cells to be utilized as the seed culture for the five (5)

Exhibit 1 – Page 3

bioreactors of Bioreactor Group B, which will be loaded, processed, and tested separately, and when this growth process is complete, begin the cell production cycle for Bioreactor Group B. It is assumed that the Science Team may make adjustments to the processes utilized for the second demonstration utilizing Bioreactor Group B.

13.Specific Duty: At the end of the Production Cycle for each of a Bioreactor Group A and Bioreactor Group B, the Science Team will harvest the production cells from each of the five (5) bioreactors of each of Bioreactor Group A and Bioreactor Group B, separately, filter the harvested cells, dry the harvested cells, and test the end product cells to ascertain if the desired result as set forth in Section 1., has been achieved, for each Bioreactor and Bioreactor Group.

14.Specific Duty: The Science Team will make available to a third-party test laboratory of Licensee’s choosing sufficient quantities of the produced harvested and produced cannabinoids from all five (5) bioreactors of Bioreactor Group A, and all five (5) bioreactors of Bioreactor Group B to allow that third party testing laboratory to verify the stated claims and representations of the Science Team laboratory tested results.

15.Specific Agreement: Only the third-party laboratory tested results will be utilized to ascertain if the claims of the Science Team are verified.

16.Specific Agreement: The third-party laboratory tested results from Bioreactor Group B (i.e. Bioreactors 6 - 10) production cycle will be utilized to determine efficacy of the Licensed Science process unless the results from Bioreactor Group A production cycle prove superior to Bioreactor Group B production cycle.

17.Specific Detail on the Acceptable “Standard Result”: The efficacy demonstration of the Licensed Science and process as set forth generally in Section 1 above is intended to achieve the following results:

(a) the quantity of harvested and dried cell concentrate equals or exceeds both 90 KG (approximately 198 lbs.) for two successive Bioreactor Groups and 18 KG (approximately 39 lbs.) of cells and media culture for each Bioreactor in the group (“Quantity Standard”);

(b)the cells produced, harvested and dried during the full cycle of the Science process from each bioreactor harvest contain the targeted volume of cannabinoids expressed in KG that mirror the same levels of THC and CBD as the donor cells utilizing the formula: 18 times original THC/CBD percentage of donor plant equals the end product expressed in KG, with this result from each Bioreactor and all five (5) bioreactors of two successive Bioreactor Groups affirmed by a third-party testing laboratory (“Concentration Standard”); and

(c) this result is achieved at a projected utility and supplies (estimates of KWH for operation of the equipment will be added to the actual material costs per Bioreactor and for two successive Bioreactor Groups plus the cost of disposables and consumables to determine the “projected utility and supplies cost” without computation of admin,  labor, capital expenditures, or prorated leasehold expenses) cost of $0.10 per gram (“Cost Standard”).

Exhibit 1 – Page 4

The achievement of the Quantity, Concentration, and Cost Standards results set forth in Section 17(a) through (c) above, for purposes of the License Agreement and the Efficacy Demonstration, is the “Standard Result” claimed by the inventor and acceptable to the Parties.

18.Specific Agreement: Any result with a variance in (a) a shortfall in the achieving the Quantity Standard, ( b) a shortfall in achieving the Concentration Standard, or (c) an overage above the Cost Standard will trigger a pro-rata reduction in the cash and Common Stock consideration from Licensee to Licensor as set forth in the table below.

19.Specific Notice: Results at significant variation with the “Standard Result” devalue the science for licensing and production purposes, and depending on the variation, substantially reduce the commercial viability of the Licensed Science or render it commercially valueless.

20.Specific Agreement: The Parties agree to the table below as the guideline for affirmation of, and or reduction of price paid in cash and equity to Licensor under the License Agreement.

21.License Consideration to Licensor. The number of Contingent Shares as defined in the License Agreement and the amount of the cash payment provided in Section 4.1 and 4.2, respectively of the License Agreement (together, the “License Consideration”), will each be reduced if less than the claimed Quantity or Concentration Standards or more than the claimed Cost Standard is achieved in the particular Bioreactor and two successive Bioreactor Groups production cycles. To determine the applicable adjustment, (i) the actual Quantity Standard produced in the test will be divided by 90 KG and the result weighted 10%; (ii) the actual Concentration Standard of the cannabinoids produced will be measured in KG, and this amount will be determined by the formula: 18 times original THC/CBD percentage of donor plant equals the end product of cannabinoids expressed in KG,  for each bioreactor, and this efficacy target for concentration will be weighted 75%; and (iii) and the Cost Standard of  $0.10 gram will be subtracted from the calculated cost per gram of the particular the test and the difference divided by $0.10, weighted 15%. The percentage resulting from arithmetic average of the above weighted results will yield the results for that particular test (together, ”Percentage Achievement”). The Science Team will utilize a sample from each bioreactor that will be used by the third-party lab to determine, with the results from testing each bioreactor, in the aggregate, the Percentage Achievement. The percentage of the License Consideration to be delivered to the Licensor for the Percentage Achievement is set forth in the table below.

Percentage Achievement of at least	100%	90%	80%	70%	60%	50%
Percent of Contingent Shares Released	100%	100%	90%	70%	60%	50%

Attached to this Exhibit 1 as Appendix A and incorporated herein by reference is a spreadsheet to be used to calculate Percentage Achievements.

(a)The Standard Result requires that each Bioreactor in a particular Bioreactor Group as well as the Bioreactor Group as a whole yield a Percentage Achievement of 50% or

Exhibit 1 – Page 5

better in order to require payment and release of the agreed cash and Contingent Shares.

(b)If the Percentage Achievement each Bioreactor is a particular Bioreactor Group as well as the Bioreactor Group as a whole is at least 50%, Licensor may request release of the Contingent Shares and the prorated cash payment, and elect to continue the Efficacy Demonstration Period as set forth herein below.

B.Extension of the Efficacy Demonstration Period.

1.In the event that the Percentage Achievement is less than 90% and more than 50%, the Science Team may extend the Efficacy Demonstration test period by adding one additional test period not to exceed 20 weeks (the “First Extended Test Period”) with one additional Bioreactor Group (i.e. Bioreactor Group C), comprised of five (5) 1,000 liter bioreactors, making adjustments to the proprietary process to attempt to demonstrate an improved Percentage Achievement.

2.If, after the first Extended Test Period, the Percentage Achievement is less than 90% and more than 50%, the Science Team may extend the Efficacy Demonstration test period a second time by adding an additional test period not to exceed 20 weeks (the “Second Extended Test Period”) with one additional  Bioreactor Group, (i.e. Bioreactor Group D), comprised of five (5) 1,000 liter bioreactors,  making adjustments to the proprietary process to attempt to demonstrate an improved Percentage Achievement.

3.For each Extended Test Period, any of the Contingent Shares not previously released under the table provided in Section 21 will be held by Licensee for potential release if the efficacy results improve during the Extended Test Period or cancellation and not released if the results during the Extended Test Period fail to improve. No adjustment will be made after the Second Extended Test Period.

C.Confirmatory Study. The Parties will contract with an independent laboratory to conduct a confirmatory study of Licensed Science in its ability to produce the results set forth in Section 4.3 of the License Agreement, at a commercial scale. The third-party qualified testing laboratory selected by Licensee will be established, recognized cannabis and related products duly licensed in the California that has no separate affiliation with either the Licensor or Licensee or their respective affiliates. The cost and expense of the study will be borne by the Licensee.  Licensee will commission and manage the study, and will own the data from the study, provided it will provide such data to Licensor and such data will be considered Licensed Technology licensed to Licensee under Section 2.1 of the License Agreement.

Exhibit 1 – Page 6

Exhibit 2 to

Amendment to Amended and Restated Patent

and Technology License Agreement

PROMISSORY NOTE

US$[_____]Long Beach, California[Note date]

FOR VALUE RECEIVED, the undersigned, BAKHU HOLDINGS, CORP., a Nevada corporation with its principal executive offices at One World Trade Center, Suite 130, Long Beach, CA 908318 (“Maker”), promises to pay to CELL SCIENCE HOLDING LTD., a limited liability company organized under the laws of the Republic of Cyprus, with its principal executive offices at Panteli Katelari 18A, Agios Ioannis, Limassol, G4 3012, Cyprus (“Payee”), in lawful money of the United States of America for payment of private debts, the principal amount of [   ] dollars ($[______]), together with interest (calculated on the basis of the actual number of days elapsed but computed as if each year consisted of 360 days) on the unpaid principal balance outstanding from time to time at the rate, except as otherwise provided in this Note, of [__________] percent ([__________]%) per annum.

1.Payments. All unpaid principal and accrued and unpaid interest will be due and payable on or before the date that is one year from the date of this Note.

2.Time and Place of Payment. If any payment falls due on a day that is considered a legal holiday in the state of California, Maker will be entitled to delay such payment until the next succeeding regular business day, but interest will continue to accrue until the payment is in fact made. Each payment or prepayment hereon must be paid at the office of Payee set forth above or at such other place as the Payee or other holder hereof may from time to time designate in writing.

3.Prepayment. Maker reserves the right and privilege of prepaying this Note in whole or in part, at any time or from time to time, without notice, premium, charge, or penalty. Prepayments on this Note will be applied first to accrued and unpaid interest to the date of the prepayment, next to expenses for which Payee is due to be reimbursed under the terms of this Note (if any), and then to the unpaid principal balance hereof.

4.Interest Adjustment. All past-due amounts and accrued interest thereon will bear interest at nine percent (9%) per annum until paid.

5.Default.

(a)Without notice or demand (which are hereby waived), the entire unpaid principal balance of, and all accrued interest on, this Note will immediately become due and payable at the option of the holder hereof upon the occurrence of one or more of the following events of default (“Events of Default”):

(i)the failure or refusal of Maker to pay principal of or interest on this Note within 10 days of when the same becomes due in accordance with the terms hereof;

(ii)the failure or refusal of Maker punctually and properly to perform, observe, and comply with any covenant or agreement contained herein, and such failure

Exhibit 1 – Page 7

or refusal continues for a period of 30 days after Maker has (or, with the exercise of reasonable investigation, should have) notice thereof;

(iii)Maker: (1) becomes insolvent; (2) fails to pay its debts generally as they become due; (3) voluntarily seeks, consents to, or acquiesces in the benefit or benefits of any Debtor Relief Law (defined hereinafter); or (4) becomes a party to (or is made the subject of) any proceeding provided for by any Debtor Relief Law, other than as a creditor or claimant, that could suspend or otherwise adversely affect the Rights (defined hereinafter) of Payee granted herein (unless, in the event the proceeding is involuntary, the petition instituting the same is dismissed within 60 days of its filing). “Debtor Relief Law” means the Bankruptcy Code of the United States of America and all other applicable liquidation, conservatorship, bankruptcy, moratorium, rearrangement, receivership, insolvency, reorganization, suspension of payments, or similar Laws from time to time in effect affecting the Rights of creditors generally. “Rights” means rights, remedies, powers, and privileges. “Laws” means all applicable statutes, laws, ordinances, regulations, orders, writs, injunctions, or decrees of any state, commonwealth, nation, territory, possession, county, parish, municipality, or Tribunal. “Tribunal” means any court or governmental department, commission, board, bureau, agency, or instrumentality of the United States or of any state, commonwealth, nation, territory, possession, county, parish, or municipality, whether now or hereafter constituted and/or existing;

(iv)the failure to have discharged within a period of 30 days after the commencement thereof any attachment, sequestration, or similar proceeding against any of the assets of Maker, or the loss, theft, or destruction of, or occurrence of substantial damage to, a material part of the assets of Maker, except to the extent adequately covered by insurance; and

(v)Maker fails to pay any money judgment against it at least 10 days prior to the date on which any of Maker’s assets may be lawfully sold to satisfy such judgment.

(b)If any one or more of the Events of Default specified above occur, the holder of this Note may, at its option: (i) declare the entire unpaid balance of principal of and accrued interest on this Note to be immediately due and payable without notice or demand; (ii) offset against this Note any sum or sums owed by the holder hereof to Maker; (iii) reduce any claim to judgment; (iv) foreclose all liens and security interests securing payment hereof or any part hereof; and (v) proceed to protect and enforce its rights either by suit in equity or by action of law or other appropriate proceedings, whether for the specific performance of any covenant or agreement contained in this Note, in aid of the exercise granted by this Note of any right, or to enforce any other legal or equitable right or remedy of the holder of this Note.

6.Cumulative Rights. No delay on the part of the holder of this Note in the exercise of any power or right or single partial exercise of any such power or right under this Note, or under any other instrument executed pursuant hereto will operate as a waiver thereof. Enforcement by the holder of this Note of any security for the payment hereof will not constitute any election by it of remedies so as to preclude the exercise of any other remedy available to it.

7.Collection Costs. If this Note is placed in the hands of an attorney for collection, or if it is collected through any legal proceeding at law or in equity, or in bankruptcy, receivership, or other court proceedings, Maker agrees to pay all costs of collection, including but not limited to court costs and reasonable attorney’s fees of the Payee.

Exhibit 1 – Page 8

8.Waiver. Maker, and each surety, endorser, guarantor, and other party liable for the payment of any sums of money payable on this Note, jointly and severally, waive presentment and demand for payment, protest, and notice of protest and nonpayment, or other notice of default, except as specified herein, and agree that their liability on this Note will not be affected by any renewal or extension in the time of payment hereof, or in any indulgence, partial payment, release, or change in any security for the payment of this Note, before or after maturity, regardless of the number of such renewals, extensions, indulgences, partial payments, releases, or changes.

9.Notices. Any notice or demand given hereunder by the holder hereof will be deemed to have been given and received: (a) when actually received by Maker, if delivered in person; or (b) if deposited for two-day delivery by recognized international courier, on the earlier of the date actually received or three business days after deposited with such courier, all charges prepaid, sent to Maker at its address on the first page of this Note.

10.Successor and Assigns. All of the covenants, stipulations, promises, and agreements in this Note contained by or on behalf of Maker will bind its successors and assigns, whether so expressed or not; provided, however, that neither Maker nor Payee may, without the prior written consent of the other, assign any rights, powers, duties, or obligations under this Note.

11.Headings. The headings of the paragraphs of this Note are inserted for convenience only and will not be deemed to constitute a part hereof.

12.Applicable Law. This Note is being executed and delivered, and is intended to be performed, in the state of California, and the substantive laws of such state, excluding conflicts of laws provisions, will govern the validity, construction, enforcement, and interpretation of this Note except insofar as federal laws have application. Any action or proceeding to enforce this Note will be instituted in Long Beach, California, where venue will also lie.

13.No Security. This note and the obligation evidenced hereby are unsecured.

EXECUTED effective the year and date first above written.

BAKHU HOLDINGS, CORP.

By

Thomas K. Emmitt

Chief Executive Officer

Witness:

Exhibit 1 – Page 9

Exhibit 3 to

Amendment to Amended and Restated Patent

and Technology License Agreement

Form of

PATENT AND TECHNOLOGY LICENSE

THIS PATENT AND TECHNOLOGY LICENSE, effective the ___ day of ___________, 2020, (the “Effective Date”), is granted by CELL SCIENCE HOLDING LTD., a limited liability company organized and existing under the laws of the Republic of Cyprus (“Licensor”), having its principal office at Panteli Katelari 18A, Agios Ioannis, Limassol, 3012 Cyprus, exclusively to and for BAKHU HOLDINGS, CORP., a Nevada corporation (“Licensee”), having its principal office at One World Trade Center, Suite 130, Long Beach, CA 90831, United States.

WHEREAS, Licensor is the owner of the entire right, title, and interest in and to the patents and patent applications and the invention disclosed therein as set forth on the attached Schedule of Patent and Technology Rights (collectively, the “Patent and Technology Rights”);

WHEREAS, Licensor and Licensee are parties to that certain Patent and Technology License Agreement, dated December 20, 2018, which was merged with and into the Amended and Restated Patent and Technology License Agreement on December 31, 2019, and further amended by the Amendment to the Amended and Restated Patent and Technology License Agreement on September 22, 2020 (the “License Agreement”), through which Licensee could acquire the Patent and Technology Rights from Licensor; and

WHEREAS, Licensee has satisfied the terms, covenants, and conditions required by the License Agreement and Licensor to be performed, satisfied, and met by Licensee, and Licensee desires to obtain the rights and license to the Patent and Technology Rights.

NOW THEREFORE, for valuable consideration as particularly described in the License Agreement, the receipt and sufficiency of which are hereby acknowledged, Licensor grants to Licensee, free and clear of any and all liens, restrictions, claims, and encumbrances, and Licensee accepts, a fully paid, exclusive, royalty-free, perpetual, irrevocable right and license, with the right to sublicense, the Patent and Technology Rights, with full rights to export, import, make, have made and use, and sell the Licensed Science (as defined in the schedule) to the full end of the term or terms for which such Patent and Technology Rights have been or may be granted, and any reissue or reissues of such Patent and Technology Rights, in the fields of: (a) producing and manufacturing cannabis sativa and cannabinoids (collectively, “Cannabis”) and their byproducts for sale and use at retail or wholesale where permitted, including food additives, edibles, and hemp variations of the foregoing; (b) Cannabis-related research, teaching, and education for both medical and other purposes; and (c) all medical uses and applications of Cannabis, in the territory of any and all countries in the continent of North America (defined as the United States of America, Canada, and Mexico), all countries in the Caribbean Sea, and all countries north of the Panama/Columbia border (including the entire nation of Panama).

The license granted under this instrument that is not subject to an expiration term of a Patent and Technology Right will continue in perpetuity.

This instrument will be construed, interpreted, and applied in accordance with the laws of the United States and the state of California, without the application of conflicts of law principles.

*** Signature Page Follows ***

Exhibit 2 – Page 1

IN WITNESS WHEREOF, the parties hereto have caused their duly authorized representatives to execute this Patent and Technology License as of date first above written.

CELL SCIENCE HOLDING LTD.

Dated: _________________________By: _______________________________________

                                                                              Petros Charalambous, Director and Secretary

LICENSEE:

BAKHU HOLDINGS, CORP.

Dated: _________________________By: _______________________________________

Thomas K. Emmitt, President and CEO

Exhibit 2 – Page 2

A notary public or other officer completing this certificate verifies only the identity of the individual who signed the document, to which this certificate is attached, and not the truthfulness, accuracy, or validity of that document.

STATE OF ________________}

} ss

COUNTY OF ________________}

On _________________________, before me, ____________________________________, a Notary Public, personally appeared ________________________, who proved to me on the basis of satisfactory evidence to be the person(s) whose name(s) is/are subscribed to the within instrument and acknowledged to me that he executed the same in his authorized capacity, and that by his signature on the instrument the person, or the entity upon behalf of which the person acted, executed the instrument.

I certify under PENALTY OF PERJURY under the laws of the State of California that the foregoing paragraph is true and correct

WITNESS my hand and official seal.

_________________________________

Notary Public

A notary public or other officer completing this certificate verifies only the identity of the individual who signed the document, to which this certificate is attached, and not the truthfulness, accuracy, or validity of that document.

STATE OF CALIFORNIA}

} ss

COUNTY OF _________________  }

On _________________________, before me, ____________________________________, a Notary Public, personally appeared Thomas K. Emmitt, who proved to me on the basis of satisfactory evidence to be the person(s) whose name(s) is/are subscribed to the within instrument and acknowledged to me that he executed the same in his authorized capacity, and that by his signature on the instrument the person, or the entity upon behalf of which the person acted, executed the instrument.

I certify under PENALTY OF PERJURY under the laws of the State of California that the foregoing paragraph is true and correct

WITNESS my hand and official seal.

_________________________________

Notary Public

Exhibit 2 – Page 3

Schedule to

Patent and Technology License

SCHEDULE OF PATENT AND TECHNOLOGY RIGHTS

1.For purposes of this schedule and the related Patent and Technology License, the following terms have the meanings indicated:

“Affiliate” means any business entity more than 50% owned by Licensee, any business entity that owns more than 50% of Licensee, or any business entity that is more than 50% owned by a business entity that owns more than 50% of Licensee.

“Field” means: (a) the production and manufacturing of cannabis sativa and cannabinoids (collectively, “Cannabis”) and their byproducts for sale and use at retail or wholesale where permitted, including, without limitation, food additives, edibles, and hemp variations of the foregoing; (b) Cannabis-related research, teaching, and education for both medical and other purposes; and (c) all medical uses and applications of Cannabis.

“Inventor” means Dr. Peter Whitton.

“Regulatory Approval” means the approval by the Regulatory Authority needed for a particular national jurisdiction to market, sell, and/or use the Licensed Science in a particular national, state provincial or local jurisdiction.

“Regulatory Authority” means the governmental authority responsible for granting any necessary licenses or approvals for the marketing, sale, and/or use of the Licensed Science in a particular national, state provincial or local jurisdiction.

“Sublicensee” means any person to whom an express sublicense has been granted to the Patent and Technology Rights to use and/or commercialize the Licensed Science. For clarity, a third-party wholesaler or distributor that has no significant responsibility for marketing and promotion of the Licensed Product or Licensed Service within its distribution Territory or Field (i.e., the third-party simply functions as a reseller), and that does not pay any consideration to Licensee or an Affiliate for such wholesale or distributor rights, will not be deemed a Sublicensee. This definition does not limit Licensee’s rights to grant or authorize sublicenses under the Patent and Technology License.

“Territory” means any and all countries in the continent of North America (defined as the United States of America, Canada, and Mexico), all countries in the Caribbean Sea, and all countries north of the Panama/Columbia border (including the entire nation of Panama).

“Valid Claim” means: (a) a claim of an issued and unexpired patent included within the Patent and Technology Rights unless the claim has been held unenforceable or invalid by the final, unreversed, and unappealable decision of a court or other governmental body of competent jurisdiction, has been irretrievably abandoned or disclaimed, or has otherwise been finally admitted or finally determined by the relevant governmental authority to be invalid, unpatentable, or unenforceable, whether through reissue, reexamination, disclaimer, or otherwise; or (b) a claim contemplated to be filed, or contained in a pending patent application, within the Patent and Technology Rights to the extent the claim continues to be prosecuted in good faith.

Schedule to Patent and Technology License – Page 1

2.The Patent and Technology Rights include all of the following:

(a)all patents and patent applications (including provisional applications) consisting of:

Application No.	Title	Filing Date	Jurisdiction

1717554.8	A Method of Production of Phytocannabinoids for use in Medical Treatments	10/25/2017	United Kingdom
16/290,708	A Method of Production of Phytocannabinoids for use in Medical Treatments	3/1/2019	United States
2018/077149	A Method of Production of Phytocannabinoids for use in Medical Treatments	10/5/2018	Patent Cooperation Treaty

(b)all patent applications filed either from such patents or patent applications or from an application claiming priority from either of these, including continuations, continuations-in-part, divisionals, converted provisionals, continued prosecution applications, and substitute applications;

(c)all non-provisional patent applications that claim priority to any of the provisional applications listed above, provided that the claims of such non-provisional applications are entitled to claim priority to such provisional applications;

(d)all divisionals, continuations, and continuations-in-part of the non-provisional patent applications identified in (a), (b), and (c) above, provided that the claims of such continuations-in-part are entitled to claim priority to at least one of the patent applications identified in (a) or (b) above;

(e)all reissues, reexaminations, extensions, and foreign counterparts of any of the patents or patent applications identified in (a), (b), (c), or (d) above;

(f)any patents that issue with respect to any of the patent applications listed in (a), (b), (c), (d), or (e), any and all extensions or restorations by existing or future extension or restoration mechanisms, including adjustments, revalidations, renewals, reissues, reexaminations, and extensions (including any supplementary protection certificates and the like) of the foregoing patents or patent applications in (a), (b), (c), (d), or (e);

(g)any similar rights, including so-called pipeline protection, or any importation, revalidation, confirmation, or introduction patent or registration patent or patents of addition to any of such foregoing patents or patent applications; and

(h)any other patents and patent applications that dominate the foregoing patents.

2.All “Technical Information,” consisting of Licensor’s rights in technical information, Know-how, processes, procedures, compositions, devices, methods, formulas, protocols, techniques, designs, drawings, or data created by Inventor within the Field which are not covered by a Valid Claim, but which are necessary for practicing inventions claimed in patents and/or patent pending listed in the

Schedule to Patent and Technology License – Page 2

definition of Patent and Technology Rights. Without limitation, the parties expressly agree that the definition of Technology Information is to include all trade secrets developed by the Inventor, other inventors and other parties under their direction.

3.All “Improvements,” consisting of all of the following to the extent made, licensed, or acquired by Licensor during the term of the Amended and Restated Patent and Technology License Agreement: (a) an improvement upon or modification to the inventions and discoveries disclosed or claimed in any of the Patent and Technology Right, including any improved, redesigned, or modified version of the Licensed Product or Licensed Service; (b) an improvement upon or modification to any of the Technology Rights, including without limitation changes to any of or additions to the production processes; or (c) the use, without substantial modification, of Licensed Product or Licensed Service to perform a function not initially intended for it.

4.All “Licensed Process,” consisting of a method or process whose practice or use is covered by a Valid Claim and/or incorporates or uses a claim in any of the Patent and Technology Rights or a method in any of the Technology Rights.

5.All “Licensed Product,” consisting of any product or component: (a) the manufacture, use, sale, offer for sale, or import of which is covered by a Valid Claim, and/or incorporates or uses a claim in any of the Patent and Technology Rights or a method in any of the Technology Rights; or (b) that is made using a Licensed Process.

6.All “Licensed Science,” consisting of anything and everything encompassed by the Licensed Process, the Licensed Product, and the Licensed Service collectively.

7.All “Licensed Service,” consisting of a service using a Licensed Product or the practice of a Licensed Process. For clarity, nonprofit research and development of Licensed Products by Licensee and its Affiliates or Sublicensees do not constitute a Licensed Service.

8.All “Know-how” consisting of any nonpublic information, ideas, data, inventions, works of authorship, trade secrets, technology, or materials, including formulations, molecules, assays, reagents, compounds, compositions, human or animal tissue, samples or specimens, and combinations or components thereof, whether or not proprietary or patentable, and whether stored or transmitted in oral, documentary, electronic, or other form, including all documents required by any Regulatory Authority or for Regulatory Approval. Know-how also includes all unpatented information and data that are, as of the Effective Date or become during the Amended and Restated Patent and Technology License Agreement term controlled by Licensor, including discoveries, Improvements, processes, formulas, inventions, and trade secrets, to the extent necessary or useful for the development, manufacture, and commercialization of Licensed Product. Know-how does not include any Patent and Technology Rights. Know-how also includes, other than marketing rights and marketing approvals transferred to Licensee, all marketing authorizations and marketing approvals granted by Regulatory Authorities to Licensor for the marketing of Licensed Products in the Territory, which will be deemed to be embodiments of data and Know-how.

9.All “Technology Rights,” consisting of Licensor’s rights in Technical Information, Know-how, processes, procedures, compositions, devices, methods, formulas, protocols, techniques, designs, drawings, or data created by Inventor within the Field that are not covered by a Valid Claim, but which are necessary for practicing inventions claimed in patents and/or patents pending listed in the definition of Patent and Technology Rights. Without limitation, the parties expressly agree that the definition of Technology Rights is to include all trade secrets developed by the Inventor, other inventors and other parties under their direction.

Schedule to Patent and Technology License – Page 3